Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by Douglas P. Baker (“Employee”) and Applied Nanotech Holdings, Inc. (the “Company”).

Employee agrees that this Agreement is part of an overall settlement and new consulting relationship set forth in the following agreements that are being entered into simultaneously between Baker and the Company: (i) Consulting Agreement, (ii) Promissory Note, (iii) Stock Grant Agreement, and (iv) Piggyback Registration Rights Agreement (the “New Agreements”). Simultaneously with the execution and delivery of this Agreement, Employee and the Company are delivering the New Agreements that provide valuable benefits to Employee.

Employee and the Company agree that Employee’s employment is terminated effective March 15, 2014. Effective on that date, by this Agreement, Employee resigns as Chief Financial Officer and as a Director of the Company, and resigns all his positions as an officer or director of any subsidiary of the Company.

The Company will pay Employee 196 hours ($16,490) of accrued vacation time in amounts equal to his regular pay for the last month, in accordance with the Company's regular payroll practice, less applicable taxes and authorized withholdings until paid in full. Employee’s options to acquire stock of the Company under the 2002 Equity Compensation Plan and the 2012 Equity Compensation Plan and the Company’s Convertible Promissory Note dated March 15, 2010 are unaffected by this Agreement or the New Agreements.

Subject to the payment of accrued vacation as set forth above and payment of the March 15, 2014 payroll, Employee agrees that he has been paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that he is owed, if any. Employee also agrees that he has been paid what he is owed for any sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that he has been given all time off to which he was entitled under any policy or law, including, but not limited to leave under the Family and Medical Leave Act. This Agreement does not affect Employee’s rights under the Company’s Section 125 (“cafeteria”) plan.

Employee is solely responsible for any and all of his withholding tax obligations or other obligations under federal and/or state law pertaining to the receipt of the consideration in this Agreement and the New Agreements and Employee hereby agrees to hold the Company, its subsidiaries and their respective affiliates harmless from any and all liability relating to such obligations.

1

In exchange for providing Employee with the obligations under this Agreement and the New Agreements, Employee fully releases the Company and its subsidiaries and their respective current and former parent companies, subsidiaries, partners, investors, successors, predecessors and affiliated or related companies as well as any of their respective current and former insurers, directors, officers, agents, partners, shareholders, employees, consultants, advisors, representatives and assigns (collectively, the “Released Parties”) from any claims, actions, causes of action, complaints, lawsuits, petitions, charges, indebtedness, wages, compensation, benefits, separation or severance pay, losses, liabilities and demands Employee may have against them as of the date Employee signs this Agreement, whether such claims arise from common law, statute, regulation, or contract. This release includes but is not limited to rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and any state leave or workers’ compensation retaliation law. By accepting the New Agreements, Employee has agreed to release the Released Parties from any liability arising out of Employee’s employment with and separation from the Company. This would include, among other things, claims alleging breach of contract, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state or federal law. For the avoidance of doubt, this is not a release of any rights of Employee (1) Employee’s rights to his account balance under the Company’s 401(k) plan, (2) rights to indemnification for claims that may be asserted against Employee with respect to service as an officer or director of the Company or any of its subsidiaries or Employee’s rights under any directors and officers liability insurance policy maintained by the Company (3) to elect continuation in the Company’s medical plans as provided by COBRA; (3) to claims for unemployment compensation or workers compensation benefits or other rights that may not be released as a matter of law; (4)  any non-waiveable right to file a charge with the U.S. Equal Employment Opportunity Commission. But, if a government agency were to pursue any matters released by this Agreement, this Agreement will control as the exclusive remedy and full settlement of all such claims by Employee for money damages.

The Company (for itself and its subsidiaries) fully releases Employee (in his capacity as an Employee) from any claims, actions, causes of action, complaints, lawsuits, petitions, charges, losses, liabilities and demands the Company may have against Employee as of the date Employee signs this Agreement, whether such claims arise from common law, statute, regulation, or contract relating to his employment with the Company.

Employee shall remain available (even after the end of the Consulting Agreement) and shall cooperate with the Company with respect to any aspect of litigation, arbitration, investigation, audit, governmental proceedings or any other proceedings involving the Company in respect of periods during which Employee was employed by the Company or its subsidiaries or concerning matters in which Employee was involved, or of which Employee had knowledge, during his employment. Employee will promptly inform the Company if Employee becomes aware of any lawsuits, arbitrations, administrative actions, claims or investigations involving such matters that may be filed against the Company or any of the Released Parties. The Company agrees to reimburse Employee for reasonable, pre-approved, out-of-pocket expenses associated with his cooperation, including travel expenses.

2

This Agreement does not prevent Employee from pursuing any workers’ compensation benefits to which Employee may be entitled.

This Agreement does not alter any agreements or promises Employee made prior to or during Employee’s employment concerning intellectual property, confidentiality, non-solicitation, or non-competition.

Employee is the only person who is able to assert any right or claim arising out of Employee’s employment with or separation from the Company. Employee promises that he has not assigned, pledged or otherwise sold such rights or claims, nor has Employee relied on any promises other than those contained in this Agreement.

Neither this Agreement nor the New Agreements being given to Employee for this release is an admission by the Company of any liability or unlawful conduct of any kind. Employee agrees that the additional compensation being offered in exchange for Employee’s release of claims and rights is sufficient.

Employee will not disparage the Company or do anything that portrays the Company, its business or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as any Released Party, the Company’s plans, structure or organization. The Company will not disparage Employee or take any action that portrays the Employee in a negative light. This would include, but is not limited to, disparaging remarks about the employee or the employee’s performance. Neither party may make a claim for breach of this paragraph based on testimony given by the other in any lawsuit, arbitration or governmental investigation.

If any portion of this Agreement is found to be unenforceable, the remainder of the Agreement will remain enforceable.

Employee acknowledges that Employee has carefully read this Agreement and understands what he is signing, what benefits Employee is receiving, what rights Employee is surrendering and the final and binding effect of this Agreement. Employee has had the opportunity to have this Agreement reviewed by Employee’s attorney. This Agreement will expire if not executed on or before March 22, 2014 and returned via email to robertronstadt@gmail.com with a copy to jeannemrickert@msn.com.

Employee acknowledges and agrees that Employee had until March 14, 2014, or 21 days from the date this Agreement was first presented to Employee to consider this Agreement before accepting it by signing and dating this Agreement and that Employee’s failure to do so within this time period will result in the revocation of the Company’s offer to enter into this Agreement and will void the New Agreements. Employee may revoke this Agreement within seven days after Employee signs it. This Agreement and the New Agreements will not become effective or enforceable, and the payment of accrued vacation will not commence, until the expiration of the seven-day period without Employee’s revocation.

3

No term, provision or condition of this Agreement may be modified in any respect except in a written document signed by all parties to this Agreement. No person has any authority to make any representation or promises not contained in this Agreement, and this Agreement has not been signed in reliance upon any representation or promise except what is included in this Agreement.

This Agreement may be executed and delivered in electronic counterparts, each of which will be considered one and the same release and will become effective when it has been signed by Employee and delivered to the Company.

This Agreement fully and accurately describes the complete agreement concerning Employee’s separation of employment and Employee’s agreement to release the Released Parties for any acts occurring prior to the date Employee signs this Agreement. By signing this Agreement, Employee agrees that Employee’s waiver of rights and claims is knowing and voluntary. Employee further confirms that he fully understands the benefits Employee is receiving and the rights and claims Employee is waiving under this Agreement and that Employee has accepted those benefits and waived those rights and claims of his own free will.

This release was presented to Employee on February 13, 2014.

APPLIED NANOTECH HOLDINGS, INC.

By: /s/ Robert Ronstadt
Robert Ronstadt, Chairman

ACCEPTED AND AGREED TO:

/s/ Douglas P. Baker	March 10, 2014
Douglas P. Baker	Date